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                                                                     EXHIBIT 8.2


                  [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]


Sonat Inc.
AmSouth-Sonat Tower
1900 Fifth Avenue North
Birmingham, Alabama 35203

Ladies and Gentlemen:

     Reference is made to the Registration Statement of El Paso Energy Corporation, a Delaware corporation ("El Paso"), on Form S-4 (the "Registration Statement"), as amended or supplemented through the date hereof, and the joint proxy statement/prospectus included therein (the "Joint Proxy Statement/ Prospectus"), relating to the merger (the "Merger") of El Paso and Sonat Inc., a Delaware corporation. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement/Prospectus.

     We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER -- Description of Material United States Federal Income Tax Consequences." In our opinion, such discussion, insofar as it relates to the federal income tax consequences of the Merger, is accurate in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to us contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                             Very truly yours,


                                             /s/ WACHTELL, LIPTON, ROSEN & KATZ